Exhibit 99.2
Producer Bulletin
June 22, 2009
Tower Group Companies Announces Plans to Acquire Specialty Underwriters’ Alliance
I am pleased to announce that on June 22, 2009 Tower Group, Inc. has entered into a definitive agreement to purchase Specialty Underwriters’ Alliance, Inc. (“SUA”) in exchange for our shares, in a transaction valued at approximately $107 million. This agreement is subject to approvals by SUA shareholders and appropriate regulatory agencies and is expected to close on or before the end of 2009.
SUA is a public company that trades on the NASDAQ under the symbol “SUAI” and is headquartered in Chicago with a staff of approximately 145. Through its subsidiary, SUA Insurance Company, SUA is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA also maintains claims office in California, Texas, Florida, and Chicago.
This acquisition clearly demonstrates our commitment to the specialty business and the programs business model. By acquiring SUA, we will be able to create a separate and distinct underwriting and operating infrastructure with a staff of 145 employees dedicated to the specialty program business. After the closing of this transaction, we plan to combine our programs underwritten through CastlePoint Management in New York with SUA’s Chicago office. In addition, we plan to utilize SUA’s underwriting staff in Chicago to offer our products written through Tower’s brokerage division to the wholesale and retail agents throughout the Midwest region.
In addition to the operational benefits that I have outlined above, this transaction further strengthens our capitalization by increasing our shareholders’ equity from $786.9 million at March 31, 2009 to approximately $890 million on a proforma basis at March 31, 2009. Based upon our discussion with A.M Best, we anticipate that our current “A-” rating will be unaffected by this transaction and SUA’s rating will be eventually increased to reflect SUA’s integration into our group.
In summary, we believe this transaction further expands our diversified business model in a prudent, careful and methodical manner that reflects our commitment to shareholders, customers and business partners as well as our employees. We will be communicating with you in the weeks and months ahead with additional details as events unfold. We are very enthusiastic about this acquisition and the opportunities it brings to Tower, to Specialty Underwriters’ Alliance, and to you.

Michael H. Lee
President & CEO
Tower Group, Inc.